                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                          BELL ATLANTIC CORPORATION
                (Name of Registrant as Specified in Its Charter)
                          BELL ATLANTIC CORPORATION
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transactions applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

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     (4) Proposed maximum aggregate value of transaction:

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     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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1  Set forth the amount on which the filing fee is calculated and state how it was determined.

                                PROXY STATEMENT

                                       CONTENTS                                            PAGE
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Voting Procedures                                                                             1
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Election of Directors                                                                         1
- -Item A on Proxy Card
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Ratification of Independent Accountants                                                       5
- -Item B on Proxy Card
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Amendments to the Bell Atlantic Stock Incentive Plan                                          5
- -Item C on Proxy Card
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Proposals of Shareowners                                                                      7
- -Items D, E, and F on Proxy Card
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Other Business                                                                                9
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Executive Compensation                                                                        9
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Submission of Shareowner Proposals and Director                                              17
Nominations for 1995 Annual Meeting
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Proxy Solicitation                                                                           17
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

- -Items to be voted on at the Annual Meeting.


                           BELL ATLANTIC CORPORATION
                    1717 ARCH STREET, PHILADELPHIA, PA 19103

VOTING PROCEDURES-------------------------------------------------------------

  This proxy statement and the accompanying proxy card or proxy/voting instruction card (either, the "proxy card") are being mailed beginning on or about March 8, 1994, to holders of record of common stock, par value $1.00 per share, of Bell Atlantic Corporation (the "Company" or "Bell Atlantic") in connection with the solicitation of proxies by the Board of Directors for the Company's 1994 Annual Meeting of Shareowners. The record date for the Annual Meeting is the close of business on March 1, 1994. On that date, approximately 436,210,000 shares of common stock were outstanding, each of which is entitled to one vote at the Annual Meeting.
  When a proxy card is returned properly signed, the shares represented will be voted in accordance with the shareowner's directions. If the proxy card is signed and returned without directions, the shares will be voted as recommended by the Directors. A shareowner giving a proxy may revoke it at any time before it is voted at the Annual Meeting, by written notice to the Secretary, by submission of a proxy bearing a later date, or by casting a ballot at the Annual Meeting.
  The holders of one-third of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. Assuming a quorum is present, the twelve nominees for Director receiving the highest number of votes will be elected. For Items B, D, E and F, the affirmative vote of a majority of shares present in person or by proxy and voting on a matter is necessary for approval. For Item C, the proposal to amend the Stock Incentive Plan, Securities and Exchange Commission rules specify that a majority of shares present in person or by proxy and entitled to vote is necessary for approval. Shares represented by proxies which are marked "abstain" for Items B, D, E, and F on the proxy card and proxies which are marked to deny discretionary authority on other matters will not be included in the vote totals for those items and, therefore, will have no effect on the vote. Shares represented by proxies which are marked "abstain" for Item C will have the same effect as a vote "against" Item C. Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.
  If a shareowner is a participant in the Company's Dividend Reinvestment and Stock Purchase Plan ("DRSPP"), the proxy card covers the number of full shares registered in the name of the Company in the participant's plan account and will serve as voting instructions for such shares. If a shareowner is a participant in the Company's 1976 Employee Stock Ownership Plan ("1976 ESOP"), Savings Plan for Salaried Employees, or Savings and Security Plan (Non-Salaried Employees), the proxy card will similarly serve as voting instructions for the trustees of those Plans, if accounts are registered in the same name. Shares in DRSPP and the 1976 ESOP cannot be voted unless the proxy card is signed and returned. If proxy cards representing shares in the two Savings Plans are not returned, those shares will be voted in the same proportion as the shares for which signed proxy cards are returned by other participants in those Plans.

ELECTION OF DIRECTORS----------------------------------------------------------
ITEM A ON PROXY CARD

  Each of the twelve nominees named on the following pages has been nominated for election as a Director of the Company to serve until the 1995 Annual Meeting of Shareowners, or until his or her successor has been duly elected and qualified. Each nominee is currently a Director. If so authorized, the persons named in the accompanying proxy card intend to vote for the reelection of each nominee. Shareowners who do not wish their shares to be voted for a particular nominee may so indicate in the space provided on the proxy card.
  If one or more of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board of Directors. If no substitute is designated, the size of the Board may be reduced. The Board knows of no reason why any of the nominees will be unavailable to serve.
  There follows a brief description of each nominee's principal occupation and business experience, age, and directorships held in other corporations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES
IDENTIFIED ON THE FOLLOWING PAGES.

- --------------------------------------------------------------------------------
NOMINEES
- ------------------
                 WILLIAM W. ADAMS, Chairman of the Board, Armstrong World Industries, Inc., since 1993; President and Chairman of the
                 Board (1988-1993); Executive Vice President (1982-1988).
                 Director of Bell Atlantic since 1993. Director of Bell
                 Atlantic - Pennsylvania, Inc. (1986-1993). Age 59.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 THOMAS E. BOLGER, Chairman of the Executive Committee of the Board of Directors, Bell Atlantic Corporation, since 1983; Chairman of the Board (January-June 1989); Chairman of the
                 Board and Chief Executive Officer (1983-1988). Director of Ashland Oil, Inc. Age 66.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 FRANK C. CARLUCCI, Chairman, The Carlyle Group (merchant banking), since 1993; Vice Chairman (1989-1993). Secretary of Defense, United States of America (1987-1989). Director of Ashland Oil, Inc.; BDM International, Inc.; CB Commercial Real Estate Group, Inc.; Connecticut Mutual Life Insurance Co.; East New York Savings Bank; General Dynamics Corporation; Kaman Corporation; Neurogen Corporation; Northern Telecom Ltd.; The Quaker Oats Co.; SunResorts Ltd.; The Upjohn Co.; Westinghouse Electric Corporation. Director of Bell Atlantic since 1989. Age 63.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 WILLIAM G. COPELAND, Chairman of the Board, Providentmutual Holding Company (insurance), since 1993; Chairman of the Board, Continental American Life Insurance Company of Delaware (1991-1993); Chairman of the Board and Chairman of the
                 Executive Committee (1988-1990); Chairman of the Board,
                 President and Chief Executive Officer (1984-1988). Director of Bank of Delaware Corporation; PNC Bank Corp. Director of Bell Atlantic since 1983. Age 68.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 JAMES H. GILLIAM, JR., Executive Vice President and General Counsel, Beneficial Corporation (financial services), since
                 1992; Executive Vice President, General Counsel and Secretary, and Member of the Executive Committee (1989-1991); Senior Vice President, General Counsel and Secretary (1987-1989). Director
                 of Beneficial Corporation; Beneficial National Bank; Delmarva Power & Light. Trustee of Howard Hughes Medical Institute. Director of Bell Atlantic since 1989. Age 48.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 THOMAS H. KEAN, President, Drew University, since 1990.
                 Governor, State of New Jersey (1982-1990). Director of Amerada Hess Corporation; Beneficial Corporation; Fiduciary Trust
                 Company International; United Healthcare Corporation. Director
                 of Bell Atlantic since 1990. Age 58.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 JOHN C. MAROUS, JR., Retired Chairman, Westinghouse Electric Corporation, since 1990; Chairman and Chief Executive Officer, Westinghouse Electric Corporation (1988-1990). Director of Connecticut Mutual Life Insurance Company; Consolidated Rail Corporation; Mellon Bank Corporation. Director of Bell Atlantic since 1983. Age 68.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 JOHN F. MAYPOLE, Managing Partner, Peach State Real Estate Holding Company, and Consultant, since 1984. Director of
                 Avondale Incorporated; Blodgett Corporation; Briggs Industries, Inc.; Dan River, Inc.; Davies, Turner & Co.; Igloo Corporation. Director of Bell Atlantic since 1983. Age 54.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 THOMAS H. O'BRIEN, Chairman and Chief Executive Officer, PNC
                 Bank Corp., since 1992; Chairman, President and Chief Executive Officer (1988-1991); President and Chief Executive Officer (1985-1988). Director of PNC Bank Corp.; Hilb, Rogal and
                 Hamilton Company. Director of Bell Atlantic since 1987. Age 57.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 ROZANNE L. RIDGWAY, Co-Chair, The Atlantic Council of The
                 United States (a private foreign policy institute), since 1993; President (1989-1992). Assistant Secretary of State for Europe and Canada (1985-1989). Director of The Boeing Company;
                 Citicorp and Citibank; RJR Nabisco; 3M Company; Sara Lee Corporation; Union Carbide Corp. Director of Bell Atlantic
                 since 1990. Age 58.
- ------------------

- --------------------------------------------------------------------------------
- ------------------
                 RAYMOND W. SMITH, Chairman of the Board of Directors and Chief Executive Officer, Bell Atlantic Corporation, since 1989; President and Chief Executive Officer (January-June, 1989); President and Chief Operating Officer (1988). Director of CoreStates Financial Corporation; USAir Group, Inc. Director of Bell Atlantic since 1985. Age 56.
- ------------------
- --------------------------------------------------------------------------------
- ------------------
                 SHIRLEY YOUNG, Vice President, Consumer Market Development, General Motors Corporation, since 1988. Chairman, Grey
                 Strategic Marketing, Inc. (1988-1990); President (1983-1988). Director of Promus Companies; Consultant Director of Dayton Hudson Corporation. Director of Bell Atlantic since 1986. Age
                 58.
- ------------------
- --------------------------------------------------------------------------------

MEETINGS OF BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors (the "Board") held eleven meetings in 1993. The Board has established an Executive Committee, an Audit Committee, a Human Resources Committee, a Finance Committee, and a Nominating Committee.
  The Executive Committee, which met two times in 1993, has the authority during the intervals between meetings of the Board to exercise the powers of the Board, except for certain powers reserved exclusively to the Board. Messrs. Bolger (Chair), Copeland, Kean, Marous, Maypole, and Smith are the current members of the Committee.
  The Audit Committee, which met five times in 1993, is responsible for periodically reviewing the objectivity and results of audit programs of the Company, recommending to the Board each year the firm of independent accountants for appointment as auditors for the Company, meeting with the auditors to consider the scope of their activities and findings, meeting with appropriate officers of the Company to consider the Company's internal audit program and findings, overseeing the Company's Integrity and Ethics Compliance Program, and considering such other matters relating to the effectiveness of the internal and external audits of the accounts of the Company as the Committee may determine to be warranted. Messrs. Copeland (Chair), Adams, and Gilliam, and Ms. Ridgway are the current members of the Committee.
  The Human Resources Committee, which met five times in 1993, is responsible for overseeing the management of human resources activities of the Company, including the determination of compensation for senior management and the design of pension, savings and certain other employee benefit plans. Messrs. Marous (Chair), Kean, and Maypole, and Ms. Young are the current members of the Committee.
  The Finance Committee, which met five times in 1993, is responsible for making recommendations to the Board concerning investment policy and methods of financing the operations of the Company and its subsidiaries, overseeing investments of the Company's employee benefit plans, and assisting the Company in the development and evaluation of new business ventures. Messrs. Maypole (Chair), Bolger, Carlucci, Copeland, Kean, and O'Brien are the current members of the Committee.
  The Nominating Committee, which met two times in 1993, is responsible for recommending candidates for nomination to the Board and reviewing and making recommendations regarding compensation of Directors who are not employees of the Company ("Outside Directors"). The Committee is authorized to consider nominees recommended by shareowners. Shareowners who wish to propose director candidates for consideration by the Committee may do so by writing to the Secretary, giving the candidate's name, biographical data and qualifications. Messrs. Kean (Chair), Copeland, Gilliam, and Maypole, and Ms. Young are the current members of the Committee.
  The current Directors attended 93% of the Board and Committee meetings in the aggregate in 1993.

COMPENSATION OF OUTSIDE DIRECTORS

  All Outside Directors receive an annual retainer of $27,000 and a fee of $1,250 for each Board and Committee meeting attended. Committee chairpersons are paid an additional annual retainer of $5,000. Directors who are employees receive no remuneration for serving as members of the Board or as members of Committees of the Board.
  Pursuant to the Bell Atlantic Stock Compensation Plan for Outside Directors, each individual who is in active service as an Outside Director of the Company on the first business day of each July receives a grant of a number of shares of Company stock having a value equal to $5,000.
  Directors may elect to defer the receipt of all or a part of their fees and retainers under the Bell Atlantic Deferred Compensation Plan for Outside Directors ("Outside Directors' Deferral Plan"). Amounts so deferred may be allocated to a cash deferral account, which earns interest, compounded monthly, at a rate determined by reference to 10-year United States Treasury notes, or to a stock deferral account, which is credited with share equivalents of Company stock having a value equal to the amount deferred, and which accrues additional shares of Company stock based on dividends paid, or divided between the two accounts. Outside Directors also are furnished life insurance coverage and business-related travel accident insurance. The aggregate premiums paid by the Company for such insurance coverage in 1993 were approximately $5,200.
  The Bell Atlantic Retirement Plan for Outside Directors provides retirement benefits for Outside Directors. To be eligible for a benefit, a Director must have served for an aggregate of five years as an Outside Director on the Board of the Company or on the board of directors of a subsidiary telephone company. The normal benefit is an annual amount equal to 10% of the annual Board retainer payable to a Director at the date of retirement, multiplied by the Director's aggregate years of service as an Outside Director up to a maximum of 10 years. A Director is eligible to receive a retirement benefit at the later of age 65 or the date of retirement. Benefits beginning before age 65, or deferred to age 70, are actuarially adjusted.
  In 1989, the Board adopted the Bell Atlantic Corporation Directors' Charitable Giving Program, pursuant to which the Company is obligated to contribute an aggregate of $500,000 to one or more charitable organizations or educational institutions designated by directors who meet certain eligibility requirements, upon the director's death, either while serving on the Board or after retirement from the Board. Designated donees are subject to Company review. The Program was discontinued, effective for Directors elected after 1992.

RATIFICATION OF INDEPENDENT ACCOUNTANTS-----------------------------------------
ITEM B ON PROXY CARD

  The Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of Coopers & Lybrand, Certified Public Accountants, as independent accountants to conduct an audit of the accounts of the Company for the year 1994. If the appointment is not ratified by shareowners, the Audit Committee may reconsider its recommendation. A representative of Coopers & Lybrand is expected to be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF COOPERS & LYBRAND AS INDEPENDENT ACCOUNTANTS FOR THE YEAR 1994.

AMENDMENTS TO THE BELL ATLANTIC STOCK INCENTIVE PLAN-------------------------- ITEM C ON PROXY CARD

  At Bell Atlantic's 1985 Annual Meeting, shareowners of the Company voted to approve the Bell Atlantic Stock Incentive Plan (the "Stock Incentive Plan" or the "Plan"), which consists of a stock option plan and a performance share plan. Shareowners are being asked to approve amendments to the Plan which would: (a) eliminate a provision from the stock option plan which prohibited the grant of options after January 21, 1995; (b) provide a limit on the number of options that may be granted to any individual under the stock option plan; and (c) increase the number of shares that are authorized to be issued under the Plan.

STOCK OPTION PLAN ADMINISTRATION AND PARTICIPATION

  Under the stock option plan, approximately 45 senior managers, 150 executive managers and 700 middle managers were granted options to purchase Company stock in 1993. The grant of stock options is administered by the Human Resources Committee of the Board of Directors (the "HRC"). The HRC selects those employees of the Company to whom options are granted, the times at which options are granted and expire, and the number of shares which may be purchased upon the exercise of options. The purchase price of stock subject to options is equal to the market value of the stock on the date the option is granted.

  Options may be granted as incentive stock options ("ISOs"), which are intended to qualify for favorable federal tax treatment, or as nonqualified options. Options may have a term of up to ten years as determined by the HRC. The HRC, in its discretion, may permit the purchase price to be paid in cash, in Company stock, or in a combination of cash and stock. The stock option plan provides for "reload" options to be granted at the discretion of the HRC. In the event that an eligible optionee tenders previously owned Company shares to exercise options which include the "reload" feature, such individual will automatically be granted a number of nonqualified "reload" options equal to the number of shares tendered. "Reload" options have an exercise price equal to the fair market value on the date of such exercise, and will expire on the date on which the options then exercised would have expired.

TAX CONSEQUENCES

  There are no tax consequences to the optionee or the Company upon the grant of a nonqualified stock option or an ISO under the Plan. On exercising a nonqualified stock option, the optionee realizes ordinary income to the extent the market value of the stock exceeds the exercise price, and the Company may claim a tax deduction of like amount. On exercising an ISO, the optionee realizes no ordinary income for tax purposes, and the Company receives no tax deduction. Upon sale of ISO shares more than one year after the date of exercise, the difference between the proceeds of sale and the exercise price is a long-term capital gain (or loss) for the optionee. Such a sale within one year of exercising an ISO, however, is a "disqualifying disposition" resulting in ordinary income for the optionee on the spread between the exercise price and the lesser of the market value on exercise date or the proceeds of the sale, and the Company may claim a deduction of like amount. If the proceeds of sale from the disqualifying disposition exceed the market value on the date of exercise, the optionee realizes a short-term capital gain on that excess, but the excess is not deductible by the Company. In the absence of a disqualifying disposition, the spread between the exercise price of an ISO and the market value of the stock on the date of exercise is a tax preference which, under certain circumstances, is subject to alternative minimum tax.

AMENDMENTS

  The Plan may not be amended, without shareowner approval, to: (a) increase the aggregate number of shares available for distribution under the Plan (except for adjustments to reflect stock dividends, stock splits or other recapitalizations); (b) decrease the purchase price of option stock; (c) extend the period during which options or performance shares may be granted; (d) extend the period during which options may be exercised; or (e) materially increase the benefits available under the Plan.
  The original terms of the Plan provided that no options would be granted after January 21, 1995. In January 1994, the HRC amended the Plan, subject to approval by the Company's shareowners, to eliminate this provision. The HRC did not remove a similar restriction contained in the performance share plan. Therefore, authority to make grants under the performance share plan will expire in December 1994. Outstanding grants under the performance share plan will continue to be distributed to participants at the end of applicable performance periods in accordance with the terms of the Plan.
  The HRC amended the stock option plan, subject to shareowner approval, to provide that no individual may be granted, in any calendar year, a number of options on shares of a class of the Company's common stock that is more than one-half of one percent of the shares of that class outstanding on the first day of that year. The purpose of this amendment is to allow the Company to qualify for certain tax deductions for compensation paid to its executive officers.
  Finally, the HRC amended the Plan, subject to shareowner approval, to increase the number of shares authorized to be issued under the Plan from 14 million to 25 million.

1993 GRANTS AND STOCK PRICE INFORMATION

  The number of options granted in 1993 to the five most highly compensated individuals is set forth in Column (e) of the Summary Compensation Table on page
12. The following table sets forth the number of options granted in 1993 to the following groups:

        All Executive Officers       131,880
        All Other Employees          767,984

  The closing price per share of the Company's common stock on February 15, 1994 as reported on the New York Stock Exchange Composite Tape was 54 7/8.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSALS OF SHAREOWNERS------------------------------------------------------
ITEM D ON PROXY CARD

  Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who owns 120 shares of the Company's common stock, has stated that she intends to submit the following proposal at the Annual Meeting:
  "RESOLVED: That the shareholders recommend that the Board take the necessary steps that Bell Atlantic specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $100,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.
  REASONS: In support of such proposed Resolution, it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management. Last year the owners of 44,035,774 shares, representing approximately 14.4% of shares voting, voted FOR this proposal."

BOARD OF DIRECTORS' POSITION

  The Board does not believe that adoption of the proposal would impart any meaningful additional information to shareowners. The Board believes that the disclosure requirements of the Securities and Exchange Commission ("SEC") currently provide shareowners with sufficient information with respect to compensation matters. In accordance with SEC rules, the Company provides detailed information in its proxy statement regarding the compensation of its most highly compensated executive officers, including the terms and conditions of any contractual arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

ITEM E ON PROXY CARD

  Msgr. Leo J. Conti, P.O. Box 2566, Evansville, IN 47728, who owns 76 shares of the Company's common stock, has stated that he intends to submit the following proposal at the Annual Meeting:
  "RESOLVED: that in keeping with the Judeo-Christian principles of justice and equity, that the shareowners recommend that the Board of Directors adopt the compensation policy successfully used in major foreign countries (i.e. Japan and Germany), that top executives of Bell Atlantic be paid no more aggregate compensation than twenty times that received by the average workers on the line."

BOARD OF DIRECTORS' POSITION

  As described in the Report of the Human Resources Committee ("HRC") on Executive Compensation on page 9 of this proxy statement, the HRC sets executive compensation at levels which are intended to be sufficiently competitive with companies of similar size and complexity to permit the Company to attract and retain the best possible individuals to manage the Company. Executive compensation is structured to provide incentives for executive officer performance that results in continuing improvements in the Company's financial results and total return to shareowners over both the short term and the long term. The HRC regularly reviews these compensation plans and reports its determinations to the Board. The Board believes that this system has and will continue to be most effective in aligning the interests of the Company's executive officers and its shareowners.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

ITEM F ON PROXY CARD

  Mr. Robert P. and Mrs. Edith L. Shelor, 3049 B Trevor House Road, Oakton, VA 22124, who jointly own 713 shares of the Company's common stock, have stated that they intend to submit the following proposal at the Annual Meeting:
  "WHEREAS the crisis in U.S. health care costs has led to a national public policy debate, and to legislative proposals, including the American Health Care Security Act (S. 491 and H.R. 1200) and the proposal of the Clinton Administration, which may significantly alter the regulatory environment with which the Company must deal; and
  WHEREAS it appears that health care reforms, if implemented, could result in significant cost savings which could assist the Company in improving profits, maintaining competitiveness, improving labor-management relations, and enhancing shareholder value;
  THEREFORE BE IT RESOLVED: That the shareholders of Bell Atlantic Corporation ("Company") request that the Board of Directors establish a Committee composed of four members of the Board, in order to evaluate the impact of various health care proposals on the Company, including the American Health Care Security Act and the proposal of the Clinton Administration and to prepare a report of its findings, for the purposes of: (1) providing advice and information to the Board concerning strategic decisions, or other major policy decisions, that may be necessary to achieve significant cost savings in a reformed regulatory environment; and (2) providing information to shareholders, who may request copies of the report, so that they may evaluate the potential impact of health care reform on the Company in making decisions to buy, sell or hold the Company's securities.
STATEMENT OF SUPPORT
  The Company faces a unique opportunity to accrue significant costs savings, maintain competitiveness, improve labor-management relations, and enhance shareholder value.
  For example, in the Clinton Administration's materials concerning the economic effects of health care reform, which were reprinted by BNA's Health Care Policy Report on October 11, 1993, it is declared:

      "the rising cost of health care is a hidden tax on employers -- hurting business, depressing wages, limiting job creation and threatening our competitiveness. The bottom line is this: health care reform will lower business costs, raise wages, and increase opportunities for workers."

  According to the Administration materials reprinted by BNA, "Businesses that currently provide insurance pay more than true cost since providers overcharge them to make up for care to the uninsured." In addition the materials state that savings would be achieved by eliminating the cost of an estimated 20 million "free riders" who "are insured through a spouse's policy." In addition the Washington Post has reported (September 25, 1993) that companies could save an estimated $4.5 to $5 billion a year under the Clinton health plan, because it calls for government, rather than corporations, to pay the health care costs of those who retire before the age of 65.
  Under those circumstances, the Company will benefit from a thorough review of the health care reform options in order to ensure that it avails itself of every opportunity to achieve costs savings that could improve the Company's profits, maintain competitiveness, improve labor-management relations, and enhance shareholder value. For the reasons stated above, we urge you to vote YES on this proposal."

BOARD OF DIRECTORS' POSITION

  The Company devotes significant administrative resources, including approximately 12 employees, to the planning and management of its health care benefits in an ongoing effort to reduce costs to the Company and its employees while continuing to provide adequate coverage for employees. Health care reform is one of the most significant challenges facing Congress in 1994. The Company intends to work with all parties having a vital interest in this issue to reach an acceptable solution. While reaching agreement on the goals and structure of health care reform will be a difficult task, management and the Board are confident that the Company will make its voice heard to help shape a health care system that promotes the interests of our employees and shareowners. The Board of Directors does not believe that a formal committee of the Board to address the topic of health care reform is necessary at this time. In addition, the evolving nature of currently pending health care reform proposals, and the uncertainty as to which, if any, of the proposals are likely to be adopted, make it extremely difficult for a Board committee to issue a timely and meaningful report to shareowners.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

OTHER BUSINESS-----------------------------------------------------------------

  In addition to the business described above, there will be remarks by the Chairman of the Board and Chief Executive Officer and a general discussion period during which shareowners will have an opportunity to ask questions about the Company.
  The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote the shares represented by them in accordance with their best judgment.

EXECUTIVE COMPENSATION---------------------------------------------------------

       REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

  This report is made by the Human Resources Committee of the Board of Directors of Bell Atlantic Corporation (the "HRC"), the committee charged with establishing and administering the policies and plans which govern compensation for executive officers, including those individuals listed in the compensation tables in this proxy statement. In the case of those executive officers who are also members of the Board of Directors, the HRC makes recommendations which are subject to approval by the Board.

PHILOSOPHY

  Compensation of executive officers of the Company is set at levels which are intended to be sufficiently competitive with companies of similar size and complexity to permit the Company to attract and retain the best possible individuals. The companies that are included in the comparative analysis of compensation include not only the six companies characterized as the "peer group" on page 16 of this proxy statement, but approximately 40 to 60 other companies considered by independent consultants to be appropriate for comparison, based on such factors as revenues and number of employees.
  The compensation plans are structured to provide incentives for executive officer performance that results in continuing improvements in the Company's financial results, over both the short term and the long term. The plans are also designed to align the interests of the Company's executives and its shareowners by providing for payment of a significant portion of incentive compensation in the form of Company stock. Each executive officer's compensation is based upon both individual and Company performance.

COMPENSATION STRUCTURE

  As may be seen from the Summary Compensation Table (the "Summary Table") included on page 12, the compensation of executive officers consists of four principal parts, each of which is reviewed regularly by the HRC. As more fully described below, three of the four components are at risk, meaning that the ultimate value of the compensation depends on such factors as company financial performance, individual performance, and stock price.
  The HRC annually reviews the stated salary midpoint for each of the salary grades applicable to executive officers. The HRC furthermore determines for each salary grade, from time to time, an appropriate target short term incentive bonus under the Company's Short Term Incentive Plan (the "STIP"), derived as a percentage of the salary grade midpoint. The applicable percentage is larger at higher salary grades.
  Moreover, for each salary grade, the HRC established in 1990 an appropriate aggregate dollar value for long term incentive compensation, consisting of target grants of performance shares and stock options under the Company's Performance Share Plan and the Stock Option Plan. This aggregate amount was stated as a percentage of short term cash compensation, consisting of the salary grade midpoint and the target short term award, and was based on comparative market surveys of long term incentive compensation. Once again, the applicable percentage increases at higher salary grades.
  To determine the number of options to grant by salary grade in 1990, the HRC relied upon an independent survey of long term incentive compensation at 35 major U.S. industrial companies with revenues comparable to the Company's, and a valuation model for stock options recommended by an independent compensation consultant. In 1991, the HRC approved a 1991-1995 target grant of performance shares, the dollar value of which was likewise based on the previously described market survey of long term incentive compensation.
  As a result of this approach, a substantial portion of the total compensation structure for executive officers is tied to stock performance pursuant to long term incentive plans, and an even greater portion of total compensation is at risk.

COMPONENTS OF COMPENSATION

  SALARY

  Salaries shown in Column (c) of the Summary Table represent the fixed portion of compensation for executive officers for 1993. Changes in salary depend upon such factors as individual performance, the period of time since the last change in the individual's salary or salary grade, whether the individual's current salary is in the lower, middle or upper third of the range for that grade, and the economic and business conditions affecting the Company at the time.

  BONUS

  The amounts shown under "Bonus" in Column (d) of the Summary Table are awarded to executive officers, 80% in cash and 20% in deferred stock, pursuant to the STIP. Under the STIP, annual bonuses for executive officers depend upon growth in Earnings Per Share ("EPS") over the prior year; for certain executive officers employed by subsidiaries of the Company, bonuses also depend in part on financial and strategic accomplishments of the subsidiaries. Each executive officer's bonus may range from zero to a maximum amount determined by reference to the individual's salary grade.
  At the beginning of each performance year, the HRC establishes a set of "gateway" requirements involving service quality indicators ("SQIs"), and a schedule showing the extent to which bonuses will be reduced or eliminated based on achievement levels under approximately 20 SQIs. The SQIs measure customer satisfaction in specified customer groups for certain categories of service and reliability at periodic intervals throughout the year.
  The HRC also establishes a scale that permits a particular level of EPS growth to be converted into bonus amounts for executive officers at each salary grade. During the year, the HRC may exclude from the determination of the applicable EPS growth rate the effects of such factors as changes in accounting methods or tax laws or items considered extraordinary, unusual, or infrequently occurring. The HRC reviews the applicable EPS growth and potential adjustments at each meeting and reports regularly to the Board on the impact of any adjustments affecting the STIP EPS scale. The final outcome for the year on the EPS scale which is used to determine the STIP for the Chief Executive Officer is also one factor, and in most cases the exclusive performance factor, in determining the annual profit sharing and cash incentive awards for the vast majority of employees of the Company and its subsidiaries.
  In determining final STIP awards, the HRC may adjust the award for each executive officer up or down based upon individual performance, including significant strategic accomplishments, and success in implementing the Company's quality improvement program, best cost principles, and other changes in the Company's corporate culture.

  PERFORMANCE SHARES

  The amounts shown in Column (f) of the Summary Table as "Long Term Incentive Plan (LTIP) Payouts" represent the value of shares awarded under the Performance Share Plan. Awards may range from zero to a maximum number of shares linked to the executive officer's salary grade. Pursuant to the Performance Share Plan, the shares reflected in the Summary Table were awarded in January 1994 based upon a comparison of the total shareowner return on Company stock, compared to the average (weighted by market capitalization at the beginning of the performance period) of the returns for the six other Bell regional holding companies (listed under "Stock Performance" on page 16), for the three-year interim performance period from 1991 through 1993. The shares awarded under the Performance Share Plan in January 1994 were the first of three annual installments that executive officers may receive for a performance period that will ultimately take account of cumulative performance over a five-year period from 1991 through 1995. Averaging procedures are used at the beginning and end of the performance period to ensure that awards are not distorted by temporary factors affecting the stock on a particular starting or ending date; as a result, the performance outcome under the Performance Share Plan may differ slightly from the comparative stock performance shown on the first graph on page
16. Included in each installment under this plan are shares reflecting the quarterly dividends actually paid on Company stock during the performance period, treating such cash dividend amounts as though they were reinvested in shares of Company stock.

  STOCK OPTIONS

  The last principal component of compensation arises from the Company's grant of stock options to executive officers (the Company's Stock Option Plan actually covers several levels of management numbering approximately 900 employees). The HRC sets the number of options to be granted based on the recipient's salary grade. The number of options granted in 1991, 1992 and 1993 for a particular salary grade was equal to the number granted in 1990. All options under the Plan are granted at fair market value, and therefore any value which ultimately accrues to executive officers is based entirely on the Company's stock performance.

1993 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

  The plans described above were the basis for the 1993 compensation of Raymond
W. Smith, the Company's Chairman and Chief Executive Officer. Mr. Smith's 1993 compensation from salary, STIP and the Performance Share Plan was $2,451,022, a decrease of 4.2% from the $2,559,771 received in 1992.
  The annual salary shown for Mr. Smith for 1993 in Column (c) of the Summary Table took effect in January 1993, and reflects a salary increase in the amount of $65,700 (8.8%), the first salary increase for Mr. Smith since July 1991. In setting the new salary level, the HRC took into account its evaluation of Mr. Smith's performance, the budgeted 4.7% merit increase for the Company as a whole, his salary level relative to the range, and his years of service at the same top salary grade.
  Mr. Smith's STIP award for 1993 was $880,700, out of a possible range of $0 to $970,625 established for him. This award was determined by comparing (a) the Company's EPS growth in 1993, after eliminating the financial consequences of certain extraordinary, unusual or infrequent events and changes in accounting methods, the most significant of which were the adoption of FAS 112 and FAS 109 and extraordinary charges for debt refinancings, to (b) benchmarks established by the HRC in January 1993. Furthermore, the award reflects an upward adjustment of $80,000 for individual performance. This STIP award represented a 28.1% increase from the $687,300 amount received for 1992.
  Mr. Smith was awarded 13,612 Bell Atlantic shares under the Performance Share Plan for the 1991-1993 interim performance period, out of a potential range of zero to 28,934 shares, after taking account of dividends reinvested during the performance period. This award, worth $761,422 at the date of award, was based on a 35.81% cumulative total shareowner return on the Company's stock for the first three years of a five-year performance period, compared to the 37.69% cumulative average of the returns of the other six Bell regional holding companies for the same period. The dollar value of the performance share award for 1991-1993 was 32.6% lower than the $1,129,272 value of the Performance Share Plan award for the 1990-1992 performance period. Unlike the award for 1991-1993, the Performance Share Plan award for the 1990-1992 performance period and prior awards under this plan had been based on growth in earnings per share for the performance period.
  As noted in Column (e) of the Summary Table, Mr. Smith was granted 32,240 stock options in 1993.

RECENT TAX LEGISLATION

  The HRC has reviewed the potential consequences for the Company of a newly enacted federal income tax rule under Section 162(m) of the Internal Revenue Code that first applies to employing companies in 1994 and which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers. Although certain forms of "performance based compensation" are eligible to be excluded from the compensation taken into account for purposes of that limit, the HRC has determined that neither salary nor STIP awards will be eligible for that exclusion. Nevertheless, based on its review of the facts and circumstances, the HRC believes that the limitation will have no effect on the Company in 1994.

                                Respectfully submitted,

                                Human Resources Committee
                                     John C. Marous, Jr., Chairman
                                     Thomas H. Kean
                                     John F. Maypole
                                     Shirley Young

COMPENSATION TABLES

  The following tables contain compensation data for the Chief Executive Officer and the four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE
                                     ($000)

                                                  Annual Compensation     Long Term Compensation
                                                  -------------------     ----------------------
                 (a)                                                           (e)        (f)             (g)
               Name and                (b)         (c)          (d)         Options/      LTIP         All Other
           Position in 1993            Year       Salary       Bonus        SARs (#)    Payouts      Compensation1
- ------------------------------------------------------------------------------------------------------------------
 Raymond W. Smith                      1993       $808.9       $880.7       32,240      $  761.4      $  11.8
 Chairman and CEO                      1992       $743.2       $687.3       32,240      $1,129.3      $  35.8
                                       1991       $706.1       $748.8       32,240      $1,261.8      $  59.8

 Robert M. Valentini                   1993       $307.3       $413.8       10,040      $  155.1      $ 211.8
 President and CEO,                    1992       $292.9       $270.0       10,040      $  225.9      $  11.4
 Bell Atlantic -
 Pennsylvania, Inc.

 James G. Cullen                       1993       $353.1       $338.4       15,680      $  169.1      $   5.7
 President                             1992       $298.0       $295.0       10,040      $  225.9      $  18.0

 Lawrence T. Babbio, Jr.               1993       $253.6       $260.3       10,040      $  153.6      $  30.0
 Chairman, President                   1992       $239.4       $232.5       10,040      $  115.8      $  35.8
 and CEO, Bell Atlantic                1991       $229.9       $217.1       10,040      $  123.9      $  38.4
 Enterprises
 International, Inc.

 William O. Albertini                  1993       $253.0       $259.9       10,040      $  132.2      $  11.0
 Vice President and                    1992       $223.6       $186.5       10,040      $  156.0      $  11.1
 Chief Financial Officer               1991       $207.5       $151.0        5,860      $  157.8      $   9.9
- ------------------------------------------------------------------------------------------------------------------

1 Company matching contributions to the Savings Plan for Salaried Employees for the year 1993 were $11,785 for Mr. Smith, $11,791 for Mr. Valentini, $5,745 for Mr. Cullen, $11,628 for Mr. Babbio and $11,038 for Mr. Albertini. Mr. Babbio received a payment of $18,376 under the Senior Management Transfer Program. Mr. Valentini was paid a $200,000 special award in October 1993.

                             1993 OPTION/SAR GRANTS
- ------------------------------------------------------------------------------

                              Individual Grants
- ------------------------------------------------------------------------------      Potential Realizable Value
                           Number of                                                  at Assumed Annual Rates
                           Securities     % of Total                                of Stock Price Appreciation
                           Underlying      Options/     Exercise                      For Option Term ($000)2
                          Options/SARs       SARs       or Base
                            Granted       Granted to     Price     Expiration    ---------------------------------------
          Name                (#)1        Employees    ($/Share)      Date       0%          5%            10%
- ------------------------------------------------------------------------------------------------------------------------
 Raymond W. Smith            32,240         3.58%       $53.0625    Jan. 2003    $0          $1,075.9       $2,726.5
 Robert M. Valentini         10,040         1.12%       $53.0625    Jan. 2003    $0          $  335.0       $  849.1
 James G. Cullen             13,280         1.48%       $53.0625    Jan. 2003    $0          $  443.2       $1,123.1
                              2,400         0.27%       $62.0625    Oct. 2003    $0              93.7          237.4
                            -------       -------                                            --------       --------
              Total          15,680         1.75%                                            $  536.9       $1,360.5

 Lawrence T. Babbio,Jr.      10,040         1.12%       $53.0625    Jan. 2003    $0          $  335.0       $  849.1
 William O. Albertini        10,040         1.12%       $53.0625    Jan. 2003    $0          $  335.0       $  849.1
- ------------------------------------------------------------------------------------------------------------------------


 All Shareowners3              N/A           N/A           N/A         N/A       $0     $14,498,798.9  $36,742,930.8
- ------------------------------------------------------------------------------------------------------------------------

1 The options reported above are exercisable one year from the date of grant. In the event an executive officer tenders previously owned Company shares in payment of the exercise price of options, such individual will automatically be granted a number of replacement, or "reload," options equal to the number of shares tendered. Reload options have an exercise price equal to fair market value on the date of such exercise, and expire on the date on which the options then exercised would have expired. No SARs were granted in 1993.

2 The dollar amounts in this table are the result of calculations at stock price appreciation rates specified by the SEC and are not intended to forecast actual future appreciation rates of the Company's stock price.

3 The hypothetical stock appreciation for shareowners over the option term would be $33.37 per share at an assumed annual rate of 5% and $84.57 per share at an assumed annual rate of 10%.

                      1993 AGGREGATED OPTION/SAR EXERCISES
                         AND YEAR-END OPTION/SAR VALUES

- ------------------------------------------------------------------------------------------------------------------------
                                                               Number of Unexercised           Value of Unexercised
                                                              Options/SARs at Year-           In-the-Money Options/
                                    Shares       Value          End (# of Shares)            SARs at Year-End ($000)
                                 Acquired on   Realized   -----------------------------   ------------------------------
              Name               Exercise(#)    ($000)    Exercisable    Unexercisable    Exercisable    Unexercisable
- ------------------------------------------------------------------------------------------------------------------------
 Raymond W. Smith                     0          $  0       119,230          32,240         $1,195.0         $221.7
 Robert M. Valentini                  0          $  0        39,967          10,040         $  531.5         $ 69.0
 James G. Cullen                      0          $  0        52,908          15,680         $  855.2         $ 91.3
 Lawrence T. Babbio, Jr.              0          $  0        34,760          10,040         $  488.8         $ 69.0
 William O. Albertini               1,081        $63.7       23,078          10,040         $  253.0         $ 69.0
- ------------------------------------------------------------------------------------------------------------------------

BELL ATLANTIC PENSION PLANS

  The Company and several of its subsidiaries maintain a noncontributory, nonqualified pension plan known as the Bell Atlantic Senior Management Retirement Income Plan (the "Senior Management Retirement Plan") under which retirement benefits are payable to senior managers.
  The following table sets out the estimated annual target pension payable as a single life annuity under the Senior Management Retirement Plan for a senior manager age 60 or older, for various levels of final average pay and years of service:

- -----------------  --------------------------------------------------------------------------
  FINAL AVERAGE                               CREDITED YEARS OF SERVICE
       PAY                15              20             25               30               35
- -----------------  --------------------------------------------------------------------------
    $ 250,000       $ 75,000        $100,000       $118,750       $  137,500       $  150,000
      500,000        150,000         200,000        237,500          275,000          300,000
      750,000        225,000         300,000        356,250          412,500          450,000
    1,000,000        300,000         400,000        475,000          550,000          600,000
    1,250,000        375,000         500,000        593,750          687,500          750,000
    1,500,000        450,000         600,000        712,500          825,000          900,000
    1,750,000        525,000         700,000        831,250          962,500        1,050,000
    2,000,000        600,000         800,000        950,000        1,100,000        1,200,000
- -----------------  --------------------------------------------------------------------------

  Under the Senior Management Retirement Plan, a senior manager accrues a target pension in an amount equal to a percentage of "final average pay." This percentage factor increases with service, up to a maximum of 60 percentage points for a senior manager with 35 or more years of service. For purposes of calculating the target pension, "final average pay" means the average of a senior manager's base salary plus the Short Term Incentive Plan award (Columns
(c) and (d) of the Summary Table) for the highest five years of the final ten years of employment prior to retirement. The pension benefit payable under the Senior Management Retirement Plan is not subject to reduction for Social Security benefits, but is reduced dollar-for-dollar by the amount of the benefit paid from the trust of the qualified defined benefit pension plan in which the executive officer participates (either the Bell Atlantic Management Pension Plan or the Bell Atlantic Enterprises Retirement Plan, as described below; collectively, the "Qualified Pension Plans").
  The years of credited service under the Senior Management Retirement Plan, as of December 31, 1993, were: Mr. Smith, 34 years; Mr. Cullen, 29 years; Mr. Valentini, 28 years; Mr. Babbio, 27 years; and Mr. Albertini, 26 years.
  The Qualified Pension Plans are each noncontributory, qualified pension plans for salaried employees, including executive officers of the Company who are eligible to receive retirement benefits under the Senior Management Retirement Plan. Under the Qualified Pension Plans, retirement is mandatory at age 65 for certain executives, and retirement before age 65 can be elected if certain conditions are met. Annual pensions under the plan are computed on an adjusted career average pay basis. The applicable adjusted career average pay formula for senior managers is the sum of (i) 1.6% of average pay for the five years ended September 30, 1987, times the number of years of Bell System and participating company service prior to September 30, 1987, plus (ii) 1.6% of pay subsequent to September 30, 1987. Pension amounts under the Qualified Pension Plans are not subject to reduction for Social Security benefits or other offset amounts. The Internal Revenue Code of 1986 places certain limitations on pensions which may be paid from the trusts of federal income tax qualified plans, including the Qualified Pension Plans. Pension amounts which exceed such limitations will be paid from Company assets under the Senior Management Retirement Plan.
  Assuming that the officers listed in the Summary Table continue in their present positions at their current salaries until retirement at age 65, their estimated annual pensions under the applicable Qualified Pension Plans attributable to such salaries would be: Mr. Smith, $127,341; Mr. Cullen, $108,541; Mr. Valentini, $99,652; Mr. Babbio, $97,771; and Mr. Albertini, $91,986. These annual pension amounts are included within the target pension benefit under the Senior Management Retirement Plan (as described above) and are not in addition to that target pension.

OWNERSHIP OF BELL ATLANTIC COMMON STOCK

  On January 31, 1994, the Directors and executive officers of the Company beneficially owned, in the aggregate, 813,402 shares of Bell Atlantic common stock (or less than one percent of the shares outstanding), including 524,021 shares under options currently exercisable by executive officers. In addition, certain executive officers have deferred receipt of 66,817 shares under the Bell Atlantic Deferred Compensation Plan, and certain Outside Directors have deferred receipt of 52,707 shares under the Outside Directors' Deferral Plan. Shares deferred under those plans may not be voted or transferred. The following table sets forth information regarding ownership of Bell Atlantic common stock by the named executive officers and Directors as of January 31, 1994. Except as otherwise noted, these individuals or his or her family members have sole or shared voting and/or investment power with respect to such securities.

- ------------------------------------------------------------------------------------
                                   SHARES               SHARES HELD UNDER
NAME                         BENEFICIALLY OWNED(1)      DEFERRAL PLANS(2)      TOTAL
- ------------------------------------------------------------------------------------
NAMED EXECUTIVE OFFICERS:
Raymond W. Smith                   247,299                  22,398           269,697
James G. Cullen                     72,021                   6,467            78,488
Robert M. Valentini                 56,447                   6,348            62,795
Lawrence T. Babbio, Jr.             54,874                   2,727            57,601
William O. Albertini                55,073                   2,250            57,323
DIRECTORS:
William W. Adams                       128                   4,473             4,601
Thomas E. Bolger                    79,092(3)                1,101            80,193
Frank C. Carlucci                    1,015                   4,907             5,922
William G. Copeland                  2,304                      --             2,304
James H. Gilliam, Jr.                  330                   5,046             5,376
Thomas H. Kean                       1,304                   1,074             2,378
John C. Marous, Jr.                  2,904                  11,358            14,262
John F. Maypole                      2,304                   6,594             8,898
Thomas H. O'Brien                      504                   6,407             6,911
Rozanne L. Ridgway                     446                   2,479             2,925
Shirley Young                          399                   9,268             9,667

- ------------------------------------------------------------------------------------

1 Includes shares subject to exercisable options as follows: 151,470 for Mr. Smith, 66,188 for Mr. Cullen, 50,007 for Mr. Valentini, 44,800 for Mr. Babbio, and 33,118 for Mr. Albertini.

2 These shares may not be voted or transferred.

3 Includes 14,806 shares held by Mr. Bolger's spouse as to which Mr. Bolger disclaims beneficial ownership.

STOCK PERFORMANCE

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                  AMONG BELL ATLANTIC, OTHER RHCS, AND S&P 500

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)           BELL ATLANTIC     OTHER RHCS        S&P 500
1988                                     100             100             100
1989                                     162.0           155.2           131.6
1990                                     163.7           148.7           127.5
1991                                     155.0           159.2           166.2
1992                                     174.0           176.0           178.8
1993                                     210.8           206.0           196.7

                 * Assumes $100 invested on December 31, 1988.

  The Company's peer group is comprised of the six other regional holding companies ("RHCs") which commenced operations on January 1, 1984, following a court-approved divestiture of certain assets of the Bell System: Ameritech Corporation, BellSouth Corporation, NYNEX Corporation, Pacific Telesis Group, Southwestern Bell Corporation, and U S West, Inc.

  The following supplemental tables present comparisons of the Company's stock performance with that of its peer group and the S&P 500 since the Company commenced operations, and in 1993. None of the elements of executive compensation reported above was directly related to stock performance for these specific periods.

                             COMPARISON OF CUMULATIVE
                                   TOTAL RETURN
                       AMONG BELL ATLANTIC, OTHER RHCS, AND
                             S&P 500 FOR PERIOD SINCE
                         FORMATION OF RHCS AT DIVESTITURE


                                                        Percent

               BELL ATLANTIC                              538
               OTHER RHCS                                 511
               S&P 500                                    300




                            COMPARISON OF TOTAL RETURN
                               AMONG BELL ATLANTIC,
                                  OTHER RHCS, AND
                                 S&P 500 FOR 1993

                                                        Percent

               BELL ATLANTIC                             21.2
               OTHER RHCS                                17.0
               S&P 500                                   10.0

EMPLOYMENT AGREEMENTS

  The Company has entered into Employment Agreements (collectively, the "1994 Agreements") with each of Messrs. Albertini, Babbio, and Cullen, as well as certain other executive officers who are not listed in the Summary Table on page
12. The 1994 Agreements prohibit each executive from disclosing proprietary information of the Company at any time, and furthermore prohibit each executive from engaging in certain competitive activities during the period of employment with the Company and for a period of two years following termination of employment. In the event of involuntary termination of employment without cause, the executive would be entitled to a separation benefit equal to three times the sum of the executive's base salary and an amount equal to the greater of i) the most recent award under the Short Term Incentive Plan or ii) that most recent award but without taking account of any individual performance modification to the award. The separation benefit would be payable subject to the executive's compliance with the terms of the 1994 Agreement. In the event of the executive's voluntary termination of employment under certain circumstances, the Company may elect to (i) provide for the same separation arrangement as described above for involuntary termination of employment or (ii) waive the prohibitions contained in the 1994 Agreement on the executive's ability to engage in certain competitive activities, in which case the executive would not be entitled to any separation benefit under the 1994 Agreement.
  The 1994 Agreements will expire on the second anniversary of the closing of the Company's proposed merger with Tele-Communications, Inc. and Liberty Media Corporation or, if no such closing has then occurred, on December 31, 1995. Upon the expiration of his 1994 Agreement, Mr. Cullen would be subject to the terms of the Employment Agreement entered into with the Company in 1993 (the "1993 Agreement"). The 1993 Agreement is substantially equivalent to the 1994 Agreement, except that the separation benefit under the 1993 Agreement is equal to two times the executive's base salary and most recent award under the Short Term Incentive Plan, and except that the 1993 Agreement has no expiration date.

SUBMISSION OF SHAREOWNER PROPOSALS AND DIRECTOR
NOMINATIONS FOR 1995 ANNUAL MEETING
- --------------------------------------------------------------------------------

  Shareowners who wish to submit a proposal for inclusion in the Board of Directors' 1995 proxy statement are advised that such proposals must be received by the Secretary no later than November 15, 1994. SEC rules set forth standards as to what shareowner proposals are required to be included in a proxy statement. In addition, the Company's by-laws provide that any shareowner wishing to make a nomination for the office of director, or wishing to initiate a proposal or other business, at the 1995 Annual Meeting must give the Company at least 60 days advance notice, and that notice must meet certain other requirements set forth in the by-laws. Shareowners may request a copy of the by-laws from the Secretary, Bell Atlantic Corporation, 1717 Arch Street, Philadelphia, PA 19103.

PROXY SOLICITATION
- --------------------------------------------------------------------------------

  The Company will pay the entire cost of solicitation of proxies. Georgeson & Co. Inc., New York, NY, has been retained by the Company to solicit proxies by personal interview, mail, telephone and telegraph, and will request brokers, banks and other custodians, nominees and fiduciaries to forward soliciting material to beneficial owners of stock held of record by such persons. The Company will pay Georgeson & Co. Inc. a fee of $15,000, and will reimburse expenses incurred in connection with its services. Proxies also may be solicited by the Company's directors, officers and employees, and by The Bank of New York, the Company's transfer agent.

By Order of the Board of Directors

/s/ P. ALAN BULLINER

P. Alan Bulliner
Vice President - Corporate Secretary and Counsel

March 1, 1994

                           BELL ATLANTIC CORPORATION

                                     (LOGO)

                           PRINTED ON RECYCLED PAPER.

     This document is printed on recycled paper which contains at least 10%
                              post-consumer waste.

PROXY/VOTING INSTRUCTION CARD                              [BELL ATLANTIC LOGO]
- -------------------------------------------------------------------------------

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREOWNERS

The Playhouse Theatre, Friday, April 29, 1994, 10 a.m. Local Time, 10th & Market Streets, Wilmington, Delaware

The undersigned hereby appoints W.O. Albertini, J.G. Cullen and R.W. Smith, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares held of record by the undersigned in Bell Atlantic Corporation, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES FOR DIRECTOR (W.W. ADAMS, T.E. BOLGER, F.C. CARLUCCI, W.G. COPELAND, J.H. GILLIAM, JR., T.H. KEAN, J.C. MAROUS, JR., J.F. MAYPOLE, T.H. O'BRIEN, R.L. RIDGWAY, R.W. SMITH AND S. YOUNG), IN ACCORD WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER SUBJECTS LISTED ON THE REVERSE SIDE OF THIS CARD AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

This card also constitutes your voting instructions for shares held of record by Bell Atlantic Corporation for your account in the Dividend Reinvestment and Stock Purchase Plan (DRSPP) and, if shares are held in the same name, shares held in the 1976 Bell Atlantic Employee Stock Ownership Plan, Savings Plan for Salaried Employees, or Savings and Security Plan (Non-Salaried Employees).

PLEASE SIGN ON THE REVERSE SIDE AND RETURN TO P.O. BOX 1019, NEWARK, NJ 07101-9757. IF YOU DO NOT SIGN AND RETURN A PROXY, OR ATTEND THE MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED, NOR YOUR INSTRUCTIONS FOLLOWED, EXCEPT THAT SHARES IN THE SAVINGS PLAN WILL BE VOTED AS DESCRIBED ON PAGE 1 OF THE PROXY STATEMENT.

NOTATIONS:
           -------------------------------------------------------------------

                          DIRECTORS RECOMMENDED A VOTE "FOR":


A.  ELECTION OF ALL DIRECTORS                     B.  RATIFICATION OF INDEPENDENT ACCOUNTANTS
    FOR       WITHHOLD   EXCEPTION*                      FOR     AGAINST     ABSTAIN
    /X/         /X/         /X/                          /X/      /X/          /X/





*EXCEPTION(S)                                     C.  AMENDMENTS TO STOCK INCENTIVE PLAN
             ---------------------
To vote your shares for all Director                     FOR     AGAINST     ABSTAIN
nominees, mark the "FOR" box above.  To                  /X/      /X/          /X/
withhold voting for all nominees, mark the
"Withhold" box.  If you do not wish your
shares voted "For" a particular nominee,
mark the "Exception" box and enter the name(s)
of the exception(s) in the space provided.


                   CHECK HERE TO:

1.  INDICATE NOTATIONS        2.  ELIMINATE DUPLICATE
    ON REVERSE SIDE               ANNUAL REPORTS

          /X/                            /X/




      DIRECTORS RECOMMEND A VOTE "AGAINST":

D.  SHAREOWNER PROPOSAL REGARDING ADDITIONAL
    COMPENSATION INFORMATION
    FOR     AGAINST     ABSTAIN

    /X/      /X/          /X/

E.  SHAREOWNER PROPOSAL REGARDING EXECUTIVE
    OFFICER COMPENSATION
    FOR     AGAINST     ABSTAIN

    /X/      /X/          /X/

F.  SHAREOWNER PROPOSAL REGARDING CREATION OF
    HEALTH CARE REFORM COMMITTEE OF BOARD
    FOR     AGAINST     ABSTAIN

    /X/      /X/          /X/


Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

DATE                               , 1994
    -------------------------------

SIGNATURE
         --------------------------------

SIGNATURE
         --------------------------------

VOTES MUST BE INDICATED (X) IN BLACK
OR BLUE INK AS IN THIS EXAMPLE.           /X/

                                                                   Attachment 1



                                 BELL ATLANTIC
                        1985 INCENTIVE STOCK OPTION PLAN

                       (Restated as of January 24, 1994,
                       to incorporate amendments adopted
               through that date, subject, in certain instances,
                            to shareowner approval)


         SECTION 1. PURPOSE. The Bell Atlantic 1985 Incentive Stock Option Plan (the "Plan") is intended to provide key employees of Bell Atlantic Corporation (the "Company") and its subsidiaries an opportunity to acquire common stock of the Company. The Plan is expected to help the Company and its subsidiaries attract, retain, and motivate key employees to work for the success of the Company and its subsidiaries. With the exception of options granted under section 6 of the Plan, options granted under the Plan are intended to be incentive stock options as defined in section 422A(b) of the Internal Revenue of 1986 (the "Code"). Options granted under section 6 of the Plan are intended to be nonqualified stock options.

         SECTION 2.       ADMINISTRATION.

         (a) HUMAN RESOURCES COMMITTEE. The Plan shall be administered by the Human Resources Committee of the Company's Board of Directors (the "Committee"). The Committee may delegate some or all of its administrative responsibility under the Plan to one or more persons.

         (b) ADMINISTRATION. The Assistant Vice President - Executive Compensation and Benefits of the Company shall have the authority and responsibility to act as "Plan Administrator" (as that term is used in this Plan), including, without limitation, the authority and responsibility, with the advice of counsel, to distribute summary descriptions of the Plan, to enter into stock option agreements with optionees on behalf of the Company, to maintain records of options granted and outstanding, and to administer transactions in connection with the exercise of options by optionees. The Plan Administrator, with the advice of counsel, shall have the right to respond to and decide any claims or disputes under the Plan and to interpret the Plan, subject to the ultimate authority of the Committee to review any appeal from any such claim or interpretation. In the event of any such appeal, the action of the Committee shall be final and binding.

         (c) GRANT OF OPTIONS. The Committee shall determine the key employees of the Company and its subsidiaries to whom options may be granted under this Plan. The Committee shall also determine the time at which options shall be granted under the Plan, the number of shares for which these options shall be granted, the time at which these options may be exercised, and the conditions under which these options may be exercised. The Committee, in its sole discretion, shall prescribe the terms and conditions of each option granted under the Plan.

         (d) LIABILITY. No member of the Committee may be held accountable for any action taken under this Plan in good faith.

         SECTION 3.       ELIGIBILITY.

         (a) IN GENERAL. Options may be granted to key employees of the Company or any of its subsidiaries as defined in section 425(f) of the Code ("Subsidiaries").

         (b) DIRECTORS. Options may not be granted to any director of the Company or its Subsidiaries unless the director is also a key employee of the Company or any of its Subsidiaries.

         (c) TEN-PERCENT SHAREHOLDERS. Incentive stock options may not be granted under this Plan to shareholders of the Company or any of its Subsidiaries who own more than ten percent of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, unless the special requirements of sections 5(a) and 5(c) relating to ten-percent shareholders are met.

         (d) NO OPTIONS FOR COMMITTEE. Options may not be granted under this Plan to members of the Committee.

         SECTION 4.       STOCK.

         (a) COMMON STOCK. Options may be granted under this Plan for shares of the $1.00 par value common stock of the Company (the "Stock"). In the discretion of the Treasurer of the Company, Stock distributed under this Plan may be authorized but unissued shares or treasury shares; it may also be outstanding shares acquired by the Company in the open market or elsewhere.

         (b) AGGREGATE SHARE LIMITATION. The aggregate number of shares of Stock (restated to take into account the stock splits of record on March 31, 1986 and April 10, 1990) which may be distributed upon the exercise of options under this Plan may not exceed 25 million shares, less the number of shares (restated to take account of such splits) distributed under the Bell Atlantic 1985 Performance Share Plan. The expiration or termination of an option will not reduce the number of shares which may be distributed under this Plan; but the exercise of a stock appreciation right and the cancellation of the related option shall reduce the number of shares which may be distributed under this Plan by the number of shares for which the canceled option was granted. For purposes of determining whether the aggregate share limitation of this paragraph has been exceeded, the total number of shares distributed under this Plan shall be reduced by the number of shares tendered by key employees in stock-for-stock option exercise transactions under this Plan which occur after January 1, 1991.

         (c) INDIVIDUAL OPTION GRANT LIMITATION. In the absence of a Plan amendment approved by the shareowners of the Company, the aggregate number of options to purchase a class of stock of the Company which may be granted under this Plan to any individual in any single calendar year shall be a number not greater than one-half of one percent of the number of shares of that class of stock which are issued and outstanding as of the first day of that calendar year.

         (d) REORGANIZATION OF THE COMPANY. The limitation on the aggregate number of shares that may be distributed or granted under this Plan may be adjusted in accordance with section 8 of the Plan (relating to recapitalizations, etc., of the Company).

         SECTION 5.       TERMS AND CONDITIONS OF INCENTIVE STOCK OPTIONS.
Each incentive stock option granted under the Plan will be evidenced by a stock option agreement ("Agreement") between the Company and the individual to whom the option is granted ("Optionee"). Each incentive stock option granted under the Plan will comply with the following conditions:

                 (a) OPTION PRICE. The option price of an incentive stock option will not be less than the fair market value of the Stock at the time an option is granted. However, in the case of an Optionee who owns more than ten percent of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the option price will not be less than one-hundred-ten percent of the fair market value of the Stock at the time the option is granted. The fair market value of the Stock shall be the mean between the highest and lowest selling prices of the Stock on the day an option is granted, as reported on the New York Stock Exchange Composite Tape. However, if there are no sales on the day an option is granted, the fair market value of the Stock shall be a weighted average of the means between the highest and lowest selling prices of the Stock on the nearest day before and the nearest day after the day the option is granted, as reported on the New York Stock Exchange Composite Tape; the average is to be weighted inversely by the respective number of trading days between the selling days and the day the option is granted.

                 (b) DOLLAR LIMITATION. With respect to any incentive stock options granted on or after January 1, 1987, the aggregate fair market value (determined at the time the option is granted) of the Stock with respect to which any such incentive stock options are exercisable for the first time by the Optionee during any calendar year shall not exceed $100,000. For purposes of the dollar limitation under this Section 5(b), all incentive stock options which are granted on or after January 1, 1987 by the Company or any of its Subsidiaries, and which first become exercisable in the applicable year, shall be treated as granted under this Plan and shall be subject to the aggregate fair market value limit under this Section 5(b) for such year.

                 (c) TEN-YEAR LIMITATION. No incentive stock option may be exercised more than ten years after it is granted. However, in the case of an Optionee who owns more than ten percent of the combined voting power of all classes of stock of the Company or any of its Subsidiaries, no incentive stock option may be exercised more than five years after it is granted. Each Agreement must contain this ten-year (or five-year) limitation. However, the Committee may grant options which may only be exercised during a period of less than ten (or five) years. In the case of any options which may only be exercised during a period of less than ten (or five) years, each Agreement must contain this shorter limitation.

                 (d) EXERCISE OF OPTIONS. The Committee will determine the time at which incentive stock options may be exercised and the conditions under which incentive stock options may be exercised. Any restrictions upon exercise of an option will be contained in the Agreement. Subject to these limitations, if any, options may be exercised in whole or in part. They may be exercised on any business day until they expire. However, no option may be exercised for fewer than ten shares (or such other minimum number as may be established by the Plan Administrator) unless fewer than ten shares (or such other number established by the Plan Administrator) are outstanding, and the option is exhausted upon its exercise. When an option is exercised, and before shares are transferred to an Optionee upon his exercise of the option, the option price must be paid in full. In the discretion of the Committee, the option price may be paid in cash, with Stock, or in any combination of cash and Stock. If the option price may be paid other than in cash, then the Agreement will specify the acceptable methods of payment. If the option price may be paid in Stock, the Optionee may not tender on or after January 1, 1991 any share of Stock which was acquired by the Optionee through exercise of an option less than six months prior to the date of exercise for which the Stock is being tendered. An Optionee will not have any of the rights of a shareholder by reason of an option until it is exercised. The Committee in its sole discretion may accelerate the time at which options may be exercised when it is in the best interests of the Company and its Subsidiaries to do so.

                 (e) SERIATIM EXERCISE. An incentive stock option granted prior to December 31, 1986 (a "Pre-1987 ISO") may not be exercised by an

         Optionee if there is an unexercised and unexpired incentive stock option granted to the Optionee at an earlier time under this Plan (or under another plan of the Company or any other company that was a Subsidiary when the incentive stock option was granted). Each Agreement with respect to a Pre-1987 ISO grant shall contain this restriction. This Section 5(e) shall not apply to any stock option granted on or after January 1, 1987.

                 (f)      TERMINATION OF EMPLOYMENT.

                          (i) In the case of any stock options for which the one-year waiting period has not expired, the remaining waiting period shall be waived, and a 90-day exercise period shall commence, on options granted to Optionees at Salary Grade C or below (or equivalent salary grades), effective as of the date of termination of any such Optionee who is not then eligible to retire (within the meaning of paragraph (g) below) and who terminates employment under a company-initiated, voluntary or involuntary, force management or force reduction program or initiative; provided, however, that this paragraph will not apply to an Optionee who terminates employment for poor performance, misconduct, or refusal to accept a reassignment that involves no relocation or downgrade.

                          (ii) Except as provided in paragraph 5(j) and in paragraphs 5(f)(i) (relating to force reductions), 5(g) (relating to retirement of an Optionee), 5(h) (relating to death of an Optionee), and 5(i) (relating to disability of an Optionee), no incentive stock option may be exercised by an Optionee after termination of the employment relationship between the Optionee and the Company, or between the Optionee and a Subsidiary, as the case may be. In the case of an Optionee who is transferred to the Company, to a Subsidiary, or to Bell Communications Research, Inc. ("Bellcore"), or who commences an approved Bellcore rotational assignment, the termination of the employment relationship shall not be deemed to occur until the first date on which the Optionee is employed neither by the Company, a Subsidiary, nor Bellcore.

                 (g) RETIREMENT. Except as provided in paragraph 5(j) or this paragraph 5(g), in the case of an Optionee who either:

                          (i) retires and is eligible for a service pension under section 4.1(a) of the Bell Atlantic Management Pension Plan (or would be eligible for a service pension if the Subsidiary from which the Optionee retires participated in that plan), or

                          (ii) at the time of termination of employment satisfies such age and service criteria for retirement as the Committee may have established, in its discretion, on a case-by-case basis at the time of granting options to said Optionee, incentive stock options which are exercisable on the day of retirement may be exercised during the remaining option term, but not more than five years after the day of retirement, and options which are not exercisable on the day of retirement may never be exercised. The Committee may, in its discretion, at the time of granting options to some or all key employees, establish a permissible exercise period following retirement which is shorter than the five-year period stated in the previous sentence.

                 (h) DEATH. Except as provided in paragraph 5(j) or this paragraph 5(h), in the case of the death of an Optionee while employed by the Company or a Subsidiary, an incentive stock option may be exercised during the remaining option term, but not more than one year after the day of death, by the person entitled to exercise the option under the Optionee's will or under the laws of descent and distribution. The Committee may, in its discretion, at the time of granting options to some or all key employees, establish a permissible exercise period following death which is shorter than the one-year period stated in the previous sentence.

                 (i) DISABILITY. Except as provided in paragraph 5(j) or this paragraph 5(i), in the case of an Optionee who becomes disabled within the meaning of section 37(e)(3) of the Code while employed by the Company or a Subsidiary, incentive stock options which are exercisable on the day the disability occurs may be exercised during the remaining option term, but not more than five years after the day the disability occurs, and options which are not exercisable on the day the disability occurs may never be exercised. The Committee may, in its discretion, at the time of granting options to some or all key employees, establish a permissible exercise period following termination for disability which is shorter than the five-year period stated in the previous sentence.

                 (j) WAIVER OF LIMITATIONS; ACCELERATION OF OPTIONS. Upon an Optionee's termination of employment, retirement, death, or disability, the Committee in its sole discretion may waive the limitations on exercise of an incentive stock option contained in paragraphs 5(f) through 5(i) when it is in the best interests of the Company and its Subsidiaries to do so. Upon an Optionee's termination of employment, retirement, death, or disability, the Committee may also waive any requirements of paragraphs 5(d) and 5(l) that an incentive stock option may not be exercised within a certain time of its grant when it is in the best interests of the Company and its Subsidiaries to do so. However, the Committee may not extend the period during which an incentive stock option could otherwise be exercised.

                 (k) TRANSFERABILITY OF OPTION. Except as provided in this paragraph 5(k), no incentive stock option will be transferable. Upon the death of an Optionee, an incentive stock option may be transferred as provided in paragraph 5(h) (relating to death of an Optionee). Moreover, an Optionee may designate the person or persons who may exercise and benefit from the option after the Optionee's death. During an Optionee's lifetime, an incentive stock option may only be exercised by the Optionee. Each Agreement will contain these restrictions on transferability.

                 (l) NO EXERCISE WITHIN ONE YEAR OF GRANT. Except as provided in this section 5(l) or in section 8(b) or 6(b) of this Plan, no option granted under the Plan may be exercised within one year of its grant. The Committee may, in its discretion, waive this limitation in the case of any or all options granted to any or all Optionees when it is in the best interests of the Company and its Subsidiaries to do so.

         SECTION 6.       TERMS AND CONDITIONS OF NONQUALIFIED OPTIONS.

                 (a) GENERAL PROVISIONS. Each nonqualified stock option granted under the Plan will be evidenced by an Agreement between the Company and the Optionee. No Agreement evidencing a nonqualified stock option shall also evidence an incentive stock option. Each nonqualified option shall be subject to all the terms and conditions of this Plan with the exception of section 5(c) (relating to the ten-year limitation). No nonqualified stock option may be exercised more than ten years after it is granted, except in the case of an Optionee who becomes disabled within the meaning of section 37(e)(3) of the Code while employed by the Company or a Subsidiary, in which case the nonqualified stock option may be exercised not more than five years (or such shorter time limit as the Committee may, in its discretion, prescribe) after the day the disability occurs, without regard to the ten-year limitation. Each Agreement will contain this restriction.

                 (b) RELOAD OPTIONS. Notwithstanding any other provision of this Plan, the Committee may provide for the automatic granting of nonqualified stock options ("reload options") to all or one or more classifications of key employees, as designated by the Committee, upon the exercise by any such designated key employees of options in transactions in which Stock is tendered to pay the option price. In such a case, the number of reload options which shall automatically be granted by the Company to a designated key employee shall be equal to the number of shares of Stock tendered by the designated key employee. The option price of each such reload option shall be equal to the fair market value of the Stock on the date on which the reload option is automatically granted, and such reload options shall expire on the same date as the options then being exercised would have expired in the absence of being exercised.
         Reload options shall be immediately exercisable by the Optionee on and after the date on which they are granted. Except as provided in this section 6(b) to the contrary, the terms and conditions applicable to reload options shall be the same as those that apply to other nonqualified options as described in section 6(a).

         SECTION 7. STOCK APPRECIATION RIGHTS. Incentive stock options and nonqualified stock options granted under the Plan may, in the discretion of the Committee, be coupled with stock appreciation rights in the same number of shares of Stock for which the options are granted. Stock appreciation rights may be exercised at the same time, and under the same conditions, as the incentive stock options or nonqualified stock options to which they relate. Upon an Optionee's exercise of a stock appreciation right, the Optionee shall be entitled to a cash payment from the Company in an amount equal to the difference between the fair market value of one share of Stock on the day the stock appreciation right is exercised, as determined under section 5(a), and the option price of the related incentive stock option or nonqualified stock option, and the related incentive stock option or nonqualified stock option shall be canceled.

         SECTION 8.       RECAPITALIZATION OF COMPANY.

         (a) ADJUSTMENTS IN STOCK. In a transaction to which section 425(a) of the Code applies, the share and option limitations of sections 4(b) and 4(c) may be adjusted and the Stock subject to option under section 4(a) may be changed. The Committee will determine the adjustments to be made in the case of reorganization, recapitalization, stock split, stock dividend, combination of shares, or any other change affecting the Stock. Adjustments in the shares subject to option under the Plan may be in the aggregate number of shares subject to option under the Plan; the number of shares for which any Optionee has options; the option price of any options; and the type of stock subject to option under the Plan.

         (b) ACCELERATION OF OPTIONS. In connection with a transaction to which section 425(a) of the Code applies, the Committee may waive any requirements of sections 5(d) and 5(l) that an incentive stock option may not be exercised within a certain time of its grant. The Committee may waive these requirements in the case of any or all Optionees. It may waive these requirements with respect to any or all options granted to an Optionee. The Committee may take this action either before or after the transaction to which section 425(a) of the Code applies. If this action is taken by the Committee before the transaction occurs, the action must be contingent upon the transaction occurring.

         SECTION 9. AMENDMENT AND TERMINATION. To the extent permitted by law, the Committee or the Company's Board of Directors ("Board") may amend or suspend, and the Board may terminate, this Plan. The Plan Administrator may make administrative modifications to the Plan to comply with changes in applicable law or to ensure effective and consistent administration of the Plan; provided, however, that the Plan Administrator shall not amend the Plan in any manner which alters the amount of the benefit provided under the Plan. Unless an Optionee consents to an amendment, suspension, or termination of the Plan which is adopted by the Board, the Committee or the Plan Administrator, no amendment, suspension, or termination of the Plan will adversely affect the rights of an Optionee with respect to any option granted to the Optionee. Moreover, without approval of the owners of a majority of the shares of the Stock voting either in person or by proxy at a duly convened meeting of the Company's shareowners, no amendment to the Plan may:

                 (a) except as provided in section 8(a), increase the aggregate number of shares subject to option under section 4(b) of the Plan or the number of options which may be granted to an individual in a single calendar year under section 4(c) of the Plan;

                 (b) except as provided in section 8(a), decrease the option price at which options may be granted under section 5(a) of the Plan;

                 (c) extend the period during which any option may be exercised; or

                 (d) extend the period during which options may be granted under section 10(b) of the Plan.

         The Vice President - Human Resources of the Company, with the advice of counsel, has the authority to amend the Plan or modify the administration of the Plan to the extent required to ensure that transactions under the Plan are exempt to the maximum extent possible from the short-swing profit provisions of
Section 16(b) of the Securities Exchange Act of 1934.

         SECTION 10. EFFECTIVE DATE. This Plan will be effective on the date it is adopted by the Board. However, this adoption will be conditioned upon approval of the Plan, within one year of its adoption, by owners of a majority of the shares of the Stock voting either in person or by proxy at a duly convened meeting of the Company's shareowners. All grants of incentive stock options, nonqualified stock options, and stock appreciation rights granted before shareowner approval of the Plan shall be conditioned on shareowner approval of the Plan.





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
         SECTION 11.      MISCELLANEOUS PROVISIONS.

         (a) NO RIGHT TO EMPLOYMENT. No grant of an incentive stock option, nonqualified stock option, or stock appreciation right under this plan shall give an Optionee a right to continued employment by the Company or any Subsidiary or otherwise interfere with the Company's or any Subsidiary's right to discharge an Optionee, whether or not for cause.

         (b) TAX WITHHOLDING. When the Company has an obligation to withhold any federal, state, or local tax upon the exercise of an incentive stock option or a nonqualified stock option under the Plan, the Optionee may pay the Company the amount of the required withholding, in cash, at the time of exercising the option, in lieu of the Company withholding the amount through the sale of shares.

         (c) GOVERNING LAW. This Plan shall be construed and enforced in accordance with the laws of the State of Delaware (without regard to the legislative or judicial conflict of laws rules of any state), except to the extent superseded by federal law.





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